U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*
Bedford Oak Partners, L.P.

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   (Last)                           (First)             (Middle)

100 South Bedford Road
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                                    (Street)

Mount Kisco                     New York                10549
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol
GP Strategies Corporation
GPX

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

July 11, 2002


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5.   If Amendment, Date of Original (Month/Year)
August 12, 2002

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [x]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                            7/11/02         A      V        135       A     $4.65     135           D
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Common Stock                                                                                    2,131,500       I          *
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Class B Capital Stock                                                                             500           I          *
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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     Explanation of Responses: *Shares owned directly by Bedford Oak Partners, L.P. (the "Partnership"). A portion of these securities may also be deemed to be beneficiall owned by Bedford Oak Management, LLC, the general partner of the Partnership (the "General Partner") and by Mr. Harvey P. Eisen, the Managing Member of the General Partner, in accordance with the respective "pecuniary interests" of such persons (within the meaning of Exchange Act Rule 16a-1(a)(2)). An affiliated entity, Bedford Oak Advisors, LLC, as investment manager of the Partnership ("Advisors"), has the power to vote and dispose of such shares but has no pecuniary interest therein. The General Partner and Mr. Eisen disclaim any beneficial interest in such securities in excess of such pecuniary interest.

Bedford Oak Partners, L.P.

By:  _______________________________
     Harvey P. Eisen, Managing Member of General Partner

Bedofrd Oak Management, LLC
Bedford Oak Advisors, LLC

By:  ________________________________
     Harvey P. Eisen, Managing Member


By:  ________________________________
     Harvey P. Eisen                                     August 16, 2002
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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